Exhibit 2 to Amendment
                                                           No. 1 to Schedule 13D


                             IRP PURCHASE AGREEMENT
                                 By and between
                                  IR PARTNERS,
                                   as Seller,
                                       and
                         PRESIDIO HOLDING COMPANY, LLC,
                                  as Purchaser.
                           ---------------------------
                           Dated as of August 28, 1997
                           ---------------------------

                             IRP PURCHASE AGREEMENT


     IRP PURCHASE AGREEMENT, dated as of August 28, 1997, by and between IR PARTNERS, a New York general partnership ("Seller"), as seller, and PRESIDIO HOLDING COMPANY, LLC, a New York limited liability company ("Purchaser"), as purchaser.

                                R E C I T A L S :

     A. Seller is the owner of all of the membership interests of IRP II LLC, a Delaware limited liability company ("IRP LLC"), the only assets of which are 1,200,000 Presidio Shares (as hereinafter defined).

     B. Roundhill III LLC has been substituted for Roundhill Associates LP as a partner of Seller.

     C. On the terms and subject to the conditions hereinafter set forth, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the membership interests of IRP LLC (the "Membership Interests").



                               A G R E E M E N T :


     The parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


     Section 1.1. Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated:

     "Administrative Services Agreement" means the Administrative Services Agreement, dated as of November 3, 1994, between the Company and Concurrency Management Corp.

     "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Agreement" means this IRP Purchase Agreement, as amended from time to time in accordance with the terms hereof.

     "Closing" has the meaning provided therefor in Section 2.2 of this Agreement.

     "Company" means Presidio Capital Corp., a corporation organized and existing under the laws of the British Virgin Islands and its successors and assigns.

     "Hallwood Litigations" means each of the following civil litigations: (i) The Hallwood Group Incorporated v. Steinhardt Management Company, Inc., Steinhardt Management Co., Presidio Capital Corp., Presidio LP Corp., Presidio GP Corp.)., Charles E. Davidson and IR Partners (Case. No. 95 Civ. 3675(WK)), filed in the United States District Court for the Southern District of New York, and (ii) The Hallwood Group Incorporated v. Presidio C.R. Holdings, L.P. (Index No. 603408/96), filed in the Supreme Court of the State of New York, County of New York.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or therefrom provided that the term Lien shall not include the transfer restriction set forth in the Presidio Charts relating to the Presidio Shares.

     "Losses" means all damages, losses, penalties, fines, settlement payments, obligations to third parties, claims, costs or expenses actually suffered or incurred by such Person excluding any consequential, special or punitive damages.

     "Management Agreements" means the Management Agreement, dated as of November 3, 1994, between the Company and Presidio Management Company, LLC and the Management Agreement, dated as of November 3, 1994, between the Company and Steinhardt Management Company, Inc.

     "PCC Indemnification Agreement" means the PCC Indemnification Agreement and Mutual Release, dated as of the date hereof, by and among the "Northstar Parties" and the "IRP Indemnified Parties" identified therein.

     "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

     "Presidio Charter" means the Memorandum of Association and Articles of Association of the Company, dated August 29, 1994 and amended and restated as of May 22, 1995.

     "Presidio Shares" means shares of Class B common stock of the Company having a par value of U.S. $.01 per share.

     "Purchase Price" has the meaning provided therefor in Section 2.1 of this Agreement.


                                   ARTICLE II

                        PURCHASE OF MEMBERSHIP INTERESTS


     Section 2.1. Purchase. On the terms and subject to the conditions herein set forth, Seller is selling to Purchaser and Purchaser is purchasing from Seller the Membership Interests owned by Seller for a purchase price of $30,000,000 (the "Purchase Price"), receipt of which is hereby acknowledged.

     Section 2.2. Closing. The closing of the purchase and sale of the Membership Interests ("Closing") is taking place simultaneously with the execution and delivery of this Agreement at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005.

     Section 2.3. Closing Deliveries. Delivery of the Membership Interests sold hereunder is being made by delivery to Purchaser, against payment of the Purchase Price therefor provided for in Section 2.1, of instruments of assignment and transfer of the Membership Interests duly executed by Seller.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES


     Section 3.1. Certain Representations and Warranties of Seller. Seller represents and warrants, as of the date hereof, as follows:

          (a) Organization and Good Standing. Seller is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. IRP LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware. Each of Seller and IRP LLC is duly qualified or licensed and in good standing, and authorized to do business, in each jurisdiction in which the ownership or leasing of its properties or the character of its operations makes such qualification necessary, except where failure to obtain such qualification, license, authorization or good standing would not individually or in the aggregate reasonably be expected to have a material adverse effect upon its respective financial condition, properties, assets, business or results of operations or, in the case of Seller only, upon its ability to perform its obligations under this Agreement (each, a "Material Adverse Effect"). Each of Seller and IRP LLC has all requisite power and authority to own its assets and to carry on its business as presently conducted and as presently proposed to be conducted.

          (b) Authorizations. Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Seller.

          (c) The Presidio Shares. Seller has good and valid title to the Membership Interests purported to be sold by it, free and clear of any Liens, and IRP LLC has good and valid title to the Presidio Shares, free and clear of any Liens. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Membership Interests, good and valid title to the Membership Interests is, upon the Closing, passing to Purchaser, free and clear of any Liens other than those arising from acts of Purchaser. Neither the Membership Interests nor any of the Presidio

     Shares is subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, or understanding restricting or otherwise relating to the voting, dividend rights or disposition of Membership Interests and such Presidio Shares, other than the Presidio Charter.

          (d) Capitalization. The Presidio Shares owned by IRP LLC constitute all of the authorized, issued and outstanding Presidio Shares. All of the Presidio Shares are duly and validly issued, fully paid and non-assessable. Other than the Presidio Charter, there are no (i) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible or exchangeable into, Presidio Shares, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional Presidio Shares or options, warrants or rights to purchase or acquire any interest in any Presidio Shares, or (ii) voting trusts or other agreements or understandings with respect to the Presidio Shares. The Membership Interests constitute all of the membership interests of IRP LLC.

          (e) Conflicting Agreements and Similar Matters. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of any United States Federal, State or foreign law, statute, rule or regulation, or any order, judgment, injunction, decree, determination or award of any United States Federal, State or foreign court or governmental authority presently in effect (each, a "Law") having applicability to Seller except such violations as would not reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect on Seller, (ii) conflict with or result in a breach of or constitute a default under the partnership agreement of Seller, (iii) require any consent, approval or notice under, or conflict with or result in a breach of or constitute a default under, any note, bond, mortgage, license, indenture or loan or credit agreement, or any other agreement or instrument to which Seller is a party or by which any of its properties is bound, except such conflicts or defaults as would not reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect on Seller, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by Seller; provided, that the representation and warranty contained in this subc1ause (e) shall not apply to the Presidio Charter and the other agreements identified on
     Schedule 1 hereto.

          (f) Enforceability. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or any other laws affecting creditors' rights generally or principles of equity.

          (g) Litigation, Proceedings, etc. There is no action, suit, notice of violation, proceeding or investigation pending or, to the best knowledge of Seller, threatened against or affecting Seller or any its properties before or by any court, governmental or administrative agency or regulatory authority (Federal, State, county, local or foreign) which (i) relates to or challenges the legality, validity or enforceability of this Agreement or the Presidio Shares or (ii) will (individually or in the aggregate) have a Material Adverse Effect on Seller or IRP LLC.

          (h) Governmental Consents. No authorization, consent, approval, waiver, license, qualification or formal exemption from, nor any filing, declaration, qualification or registration with, any court, governmental agency or regulatory authority or any securities exchange is required in connection with the execution, delivery or performance by Seller of this Agreement and the performance of its obligations hereunder other than any of the foregoing which are ministerial in nature and do not challenge the legality, validity or enforceability of this Agreement or the Membership Interests or the Presidio Shares.

          (i) Management Agreements. Purchaser has been provided with true and complete copies of the Management Agreements and the Administrative Services Agreement and all amendments thereto and neither Management Agreement or the Administrative Services Agreement has been extended beyond November 3, 1997.

          (j) IRP LLC. Prior to the date hereof, IRP LLC has conducted no business and has owned no assets. IRP LLC acquired the Presidio Shares on the date hereof in the form of a capital contribution from its sole member in re-turn for the issuance to such sole member of all of the membership interests in IRP LLC. IRP LLC has no liabilities or obligations of any kind or character other than those nominal filing fees and similar expenses incurred in connection with its formation. The transaction in which IRP LLC acquired the Presidio Shares did not (i) violate any provision of any applicable Law, (ii) conflict with or constitute a default under or a breach of any note, bond, mortgage, license, indenture, loan or credit agreement or Seller's partnership agreement or any other instrument or agreement to which Seller is a party or by which any of its properties is bound, (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by Seller, or (iv) constitute a fraudulent transfer or preference or otherwise violate the rights of any creditor of Seller or its partners; provided, however, that the representations and warranties contained in this subc1ause (j) shall not apply to the Presidio Charter.

     Section 3.2. Representations and Warranties of Purchaser.

     (a) Investment Intent. Purchaser represents and warrants to Seller that the Membership Interests are being acquired for its own account with no intention of distributing or reselling the Membership Interests or any part thereof or interest therein in any transaction that would be in violation of the securities laws of the United States of America or any State.

     (b) Purchaser Status. Purchaser represents and warrants to Seller that (i) at the time it was offered the Membership Interests, it was, and (ii) at the date hereof, it is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, and has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Membership Interests, and has so evaluated the merits and risks of such investment and is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

     (c) Authority. Purchaser represents and warrants to Seller that (i) the purchase of the Membership Interests has been duly and properly authorized and this Agreement has been duly executed and delivered by it and constitutes the valid and legally binding obligation of Purchaser, enforceable in accor-
                                      -8-


dance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, or any other laws affecting creditors' rights generally or principles of equity and (ii) the purchase of the Membership Interests to be sold hereunder does not conflict with or violate its operating agreement or any law, regulation or court order applicable to it.

     (d) No Representations. Purchaser represents and warrants to Seller that Purchaser has made such examination, review and investigation of facts and circumstances necessary to evaluate the Company and the purchase of the Membership Interests as it has deemed necessary or appropriate and has made its own investment determination and analysis based upon such information as Purchaser deemed sufficient to enter into this Agreement and not based on any statements or representations by Seller and has not relied on Seller except as expressly set forth herein.

     Section 3.3. Acknowledgments. Seller and Purchaser acknowledge and represent and warrant to each other that neither party has made any representation or warranty, whether express or implied, of any kind or character in respect of the transaction herein contemplated except as expressly set forth in this Agreement and in the PCC Indemnification Agreement.

     Section 3.4. No Broker. Each of the parties hereto represents and warrants to the other that no broker or finder was involved in such party's determination to enter into the transactions contemplated in this Agreement.


                                   ARTICLE IV



     Section 4.1. Further Assurances. Each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Membership Interests pursuant to this Agreement. From time to time after the Closing, without further consideration (except for reimbursement of actual out-of-pocket expenses including legal fees), Seller will execute and deliver such documents to Purchaser as Purchaser may reasonably request in order to vest more effectively in Purchaser good and valid title (free of Liens) to the Membership Interests to be sold hereunder or to
                                      -9-


confirm or perfect any of the other transactions contemplated by this Agreement. From time to time after the Closing, without further consideration (except for reimbursement of actual out-of-pocket expenses including legal fees), Purchaser will execute and deliver such documents to Seller as Seller may reasonably request in order to consummate more effectively the sale of the Membership Interests to be sold hereunder or to confirm or perfect any of the other transactions contemplated by this Agreement.

     Section 4.2. Public Announcements; Confidentiality. Except for such disclosures as may be required by law, legal process or regulatory authority, neither party hereto shall issue any press release or otherwise make any announcement or disclosure concerning the transactions herein contemplated unless such information is already in the public domain.

     Section 4.3. Sales and Transfer Taxes. All transfer taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Seller and Seller shall, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer taxes.

     Section 4.4. Additional Purchaser Undertakings. Purchaser undertakes to cause IRP LLC to use its best efforts (other than the payment of money or the prosecution of litigation), subject only to its fiduciary duties to present or future shareholders of the Company (other than Purchaser and its Affiliates), to cause the Company to (i) make all payments and expense reimbursements (including, without limitation, indemnification payments as and when due) as and when required by the Administrative Services Agreement and the Management Agreements, including, without limitation, in the event that any of such agreements is terminated by the Company, and (ii) provide from time to time to each employee or principal of Seller or its partners or affiliates who has served as an officer or director of the Company or any of its subsidiaries, for a period of six years from the date hereof, the same indemnification arrangements that are from time to time hereafter available to directors and officers of the Company and its subsidiaries and controlled affiliates, whether pursuant to the Presidio Charter, directors and officers insurance or otherwise.

     Section 4.5. No Tax Election. Purchaser shall not make an election for IRP LLC to be treated as a corporation for tax purposes for any period up to and including the date hereof.

                                    ARTICLE V

                          SURVIVAL AND INDEMNIFICATION


     Section 5.1. Survival of Agreements. The representations and warranties of Seller and of Purchaser set forth in Article 3 hereof and all other covenants and agreements of the parties herein set forth shall survive the Closing.

     Section 5.2. Indemnification by Seller. Seller shall indemnify and hold harmless Purchaser from and against any and all Losses suffered or incurred by Purchaser as a result of the breach or incorrectness of any representation and warranty of Seller set forth in Section 3.1 or in Section 3.4 of this Agreement. Purchaser shall promptly notify Seller in writing of the occurrence of any event, or of its discovery of any facts, which in Purchaser's opinion entitle or may entitle it to indemnification hereunder. Purchaser's failure to do so shall not preclude it from seeking indemnification hereunder from Seller unless such failure has materially prejudiced Seller's ability to defend as provided herein. With respect to any threatened or asserted claims of third parties, Seller shall have the right to defend such claims by counsel of its choosing and to direct or control the defense and settlement thereof. Purchaser shall cooperate in all reasonable respects with such counsel. The total of all payments of indemnification hereunder by Seller, taken together with any amounts paid by Seller and its affiliates pursuant to paragraph 7 of the PCC Indemnification Agreement shall not exceed $30,000,000.

     Section 5.3. Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller from and against any and all Losses suffered or incurred by Seller as a result of the breach or incorrectness of any representation and warranty of Purchaser set forth in Section 3.2 or in Section 3.4 of this Agreement. Seller shall promptly notify Purchaser in writing of the occurrence of any event, or of its discovery of any facts, which in Seller's opinion entitle or may entitle it to indemnification hereunder. Seller's failure to do so shall not preclude it from seeking indemnification hereunder from Purchaser unless such failure has materially prejudiced Purchaser's ability to defend as provided herein. With respect to any threatened or asserted claims of third parties, Pur- chaser shall have the right to defend such claims by counsel of its choosing and to direct or control the defense and settlement thereof. Seller shall cooperate in all reasonable respects with such counsel. The total of all payments of indem-
                                      -11-


nification hereunder by Purchaser, taken together with any amounts paid by Purchaser pursuant to the applicable provisions of the PCC Indemnification Agreement shall not exceed $30,000,000.


                                   ARTICLE VI

                                  MISCELLANEOUS


     Section 6.1. No Waiver; Modifications in Writing. No failure or delay on the part of Seller or Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Seller or Purchaser at law or in equity. No waiver of or consent to any departure by either Seller or Purchaser from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof. No amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of Seller and Purchaser. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

     Section 6.2. Notices. All notices and demands provided for hereunder shall be in writing and shall be deemed given when received, and shall be given by registered or certified mail, return receipt requested, telecopy, courier service or personal delivery, and, if to Purchaser, addressed to Purchaser at:

                  Presidio Holding Company, LLC
                  299 Park Avenue, 33rd Floor
                  New York, New York 10171
                  Attention:  W. Edward Scheetz
                  Telecopy:  (212) 821-4517

                  With a copy to:

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, New York  10005
                  Attention:  Richard J. Sabella, Esq.
                  Telecopy:  (212) 269-5420

or to such other address as Purchaser may designate to Seller in writing and, if to Seller, addressed to Seller at:

                  IR Partners
                  c/o Wexford Management, LLC
                  411 West Putnam Avenue
                  Greenwich, Connecticut  06830
                  Attention:  Joseph Jacobs
                  Telecopy:  (203) 862-7320

                  and

                  Attention:  Robert Holtz
                  Telecopy:  (203) 862-7310

                  and

                  Steinhardt Management Company, Inc.
                  605 Third Avenue, 33rd Floor
                  New York, New York  10158
                  Attention:  Lisa Addeo
                  Telecopy:  (212) 953-3027

                  With copies to:

                  Shapiro & Allen
                  565 Fifth Avenue
                  New York, New York  10017
                  Attention:  Stuart Shapiro
                  Telecopy:  (212) 557-1275

                  and

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention:  Philip H. Harris
                  Telecopy:  (212) 753-2000

                  and to:

                  Schulte Roth & Zabel
                  900 Third Avenue
                  New York, New York  10022
                  Attn:  Paul N. Roth
                  Telecopy:  (212) 593-5955

or to such other address as Seller may designate in writing.

     Section 6.3. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

     Section 6.4. Binding Effect; Assignment. Except as contemplated in Section
6.11 below, the rights and obligations of Purchaser or Seller under this Agreement may not be assigned to any other Person except with the prior written consent of the other party hereto. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, and their respective successors and permitted assigns. This Agreement shall be binding upon Seller and Purchaser, and their respective successors and permitted assigns.

     Section 6.5. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. THE PARTIES TO THIS AGREEMENT HEREBY AGREE THAT JURISDICTION OVER SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT MAY BE EXERCISED BY A COMPETENT COURT OF THE STATE OF NEW YORK OR BY A UNITED STATES COURT SITTING IN NEW YORK CITY.

     Section 6.6. Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 6.7. Headings. The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

     Section 6.8. No Reliance. Each party hereto acknowledges that it has obtained separate advice with respect to the legal, tax and accounting consequences of the transactions contemplated by this Agreement, and that it has neither sought nor relied upon any such advice from any other party hereto or its Affiliates.

     Section 6.9. Expenses. Each of the parties hereto will pay its own expenses, costs and fees (including fees and expenses of counsel and auditors) incurred in connection with this Agreement or any transaction contemplated by this Agreement, including the preparation, execution and delivery of this Agreement and compliance herewith. The foregoing shall not be construed as limiting any other rights which any party or its affiliates may have as an indemnified party hereunder or as the result of a misrepresentation or breach of obligation of the other party with respect to this Agreement.

     Section 6.10. Entire Agreement. This Agreement and the agreements executed contemporaneously herewith constitute the entire agreement between the parties with respect to the subject matter hereof and there are no promises or undertakings with respect thereto relative to the subject matter hereof not expressly set forth or referred to herein.

     Section 6.11. Guarantee; Dissolution of Seller. The obligations hereunder of Seller are hereby guaranteed, on a joint and several basis, by Charles Davidson and Joseph Jacobs. Such guarantee shall be a guarantee of payment and not collection. No waiver or amendment hereto or hereunder shall release in any manner either such guarantor. Purchaser agrees that Seller may dissolve and wind up as and when determined by its partners in their sole discretion and that, in the event of such dissolution and winding up, Purchaser's rights against Seller shall be released as to Seller and its partners effective upon such dissolution and winding up but not as to its rights against Messrs. Davidson and Jacobs under this Section 6.11 and Messrs. Davidson and Jacobs and each of the partners of IR Partners shall succeed to the rights of Seller under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                    IR PARTNERS



                                    By:
                                        -----------------------------
                                        Name:
                                        Title:


                                    By:
                                        -----------------------------
                                        Name:
                                        Title:


                                    PRESIDIO HOLDING COMPANY, LLC



                                    By:
                                        -----------------------------
                                        Name:
                                        Title:


Agreed to (as to Section 6.11 only):

- -----------------------------------
Joseph Jacobs


- -----------------------------------
Charles Davidson